Exhibit 99.1

NEWS RELEASE

Visteon Announces Chief Financial Officer Jeffrey M. Stafeil to Leave Company After Appointment of Successor

VAN BUREN TOWNSHIP, Mich., Jan. 26, 2016 — Visteon Corporation (NYSE: VC) today announced that Jeffrey M. Stafeil, executive vice president and chief financial officer, will leave the company after the appointment of his successor. Stafeil has agreed to remain in the role to ensure an orderly transition until a successor is hired, which the company is targeting by the end of the first quarter of 2016.

Stafeil has been with Visteon since October 2012. During his tenure, Visteon has transformed from a multi-product automotive supplier to a focused supplier of cockpit electronics and software to the global automotive industry.

“Jeff was instrumental in executing the strategy that resulted in this transformation of Visteon, and has an excellent record of delivering solid financial results and generating significant returns for investors,” Lawande said. “With Visteon now a pure-play cockpit electronics supplier, Jeff and I have agreed that now is the appropriate time to transition to a new financial leader for this new phase of the company’s evolution. On behalf of our board of directors, shareholders and employees, I thank Jeff for his dedication and commitment to Visteon and wish him success in the future.”

About Visteon

Visteon is a global company that designs, engineers and manufactures innovative cockpit electronics products and connected car solutions for most of the world’s major vehicle manufacturers. Visteon is a leading provider of instrument clusters, head-up displays, information displays, infotainment, connected audio, and connectivity and telematics; its brands include Lightscape®, OpenAir® and SmartCore™. Headquartered in Van Buren Township, Michigan, Visteon has nearly 11,000 employees at 50 facilities in 19 countries. Visteon had $3.1 billion in electronics sales over the last 12 months. Learn more at www.visteon.com.

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Contact:

Media:

Jim Fisher

734-710-5557

734-417-6184 – mobile

jfishe89@visteon.com

Investors:

Bob Krakowiak

734-710-5793

bkrakowi@visteon.com

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